Exhibit 10.2

BRIGHTVIEW HOLDINGS, INC.

Executive Leadership Team Annual Bonus Plan

(Effective October 1, 2019)

1.	PURPOSE

The Executive Leadership Team Annual Bonus Plan (the “Plan”) has been established by BrightView Holdings, Inc. (the “Company”) for the purposes of (a) reinforcing the link between compensation and performance,

(b)motivating participants to achieve individual and/or corporate performance goals and objectives, and

(c)enabling the Company to attract and retain high quality executives.

2.	COVERED INDIVIDUALS

The members of the executive leadership team of the Company (each, a “Covered Individual”), as determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”) in its discretion, are eligible to participate in the Plan for each performance period that the Plan remains in effect.

3.	ADMINISTRATION

The Plan shall be administered by the Committee, which shall have the sole authority to (i) select Covered Individuals eligible to participate in the Plan, (ii) set, adjust, and evaluate performance goals, (iii) determine the Annual Bonus Payments under the Plan (“Annual Bonus Payments”), if any, to be made to Covered Individuals, and (iv) make rules and regulations for the administration of the Plan. In making any determinations under the Plan, the Committee shall be entitled to rely on reports, opinions or statements of officers or employees of the Company and its affiliates as well as those of counsel, public accountants and other professional or expert persons. The interpretations and decisions of the Committee with regard to the Plan shall be final and conclusive, and the Committee shall have the full power and authority in its sole discretion to increase, reduce, or to refuse to make any payment under the Plan. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

4.	AMOUNT OF INCENTIVE

(a)Incentive Bonus Opportunity. The incentive bonus opportunity amount for each Covered Individual shall be determined by the Committee in its sole discretion with respect to each performance period, and may be determined as a percentage of the Covered Individual’s base salary, a specified dollar amount, or such other method as the Committee may determine. A performance period shall be a single fiscal year of the Company unless otherwise determined by the Committee.

(b)Performance Goals and Objectives. A Covered Individual’s Annual Bonus Payment will be based on the attainment of performance goals and objectives as determined by the Committee for such Covered Individual in its sole discretion with respect to each performance period. Different Covered Individuals may have different performance goals and objectives. Performance goals and objectives may include, but are not limited to, earnings before interest, taxes, depreciation, and amortization (EBITDA), cash management, revenue, income, and such  other criteria as the Committee may determine  are appropriate to  measure the performance  of a  Covered Individual in carrying out his or her assigned duties and responsibilities. These business criteria include any derivations of such business criteria (e.g., income includes pre-tax income, net income, operating income, etc.).

(c)Individual Performance Adjustments. The Committee shall determine the level of attainment of performance goals and may adjust a Covered Individual’s calculated Annual Bonus Payment based upon individualperformance. In addition, notwithstanding anything to the contrary herein, the amount of a Covered Individual’s Annual Bonus Payment may be increased or reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

5.	PAYMENT OF ANNUAL BONUS PAYMENTS

(a)Committee Determinations. Prior to payment of any Annual Bonus Payment to a Covered Individual, the Committee shall determine the performance results and make any other adjustments in its discretion.

(b)Time and Form of Payment. Annual Bonus Payments shall be made in cash, provided that the Committee may determine to pay all or any portion of any bonus payment in common stock of the Company, par value $0.01 per share, granted under the Company’s 2018 Omnibus Incentive Plan (or a successor plan thereto) and subject to such time-based vesting and/or other restrictions as the Committee may determine in its sole discretion. Subject to Section 6, the amount of any Annual Bonus Payment for a Covered Individual for a performance period shall be paid on a date determined by the Committee, provided that such date is in no event later than March 15 of the calendar year immediately following the calendar year which includes last day of the performance period.

(c)Clawback of Annual Bonus Payments. Annual Bonus Payments paid under the Plan shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback,  forfeiture or other similar policy adopted by the Board of Directors of the Company (the “Board of Directors”) or the Committee and as in effect from time to time; and (ii) applicable law. Further, to the extent that the Covered Individual receives any amount in excess of the amount that the Covered Individual should otherwise have received under the Plan for a fiscal year for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Covered Individual shall be required to repay any such excess amount to the Company as determined by the Committee.

6.	TERMINATION OF EMPLOYMENT

(a)General. Except as expressly provided otherwise herein or unless the Committee provides otherwise, a Covered Individual must remain in continuous employment through the applicable payment date to earn the Annual Bonus Payment for a performance period, and if the Covered Individual’s employment with the Company terminates for any reason before the payment date, the Covered Individual will not be eligible for or entitled to receive the Annual Bonus Payment for the performance period.

(b)Employment Agreement Controls. Notwithstanding any provision in the Plan to the contrary, if an employment or similar agreement entered into between the Covered Individual and the Company (“Employment Agreement”) provides for payment of an Annual Performance Payment in connection with the Covered Individual’s termination of employment before the payment date, the terms of the Employment Agreement shall control over   the terms of the Plan to the extent the Employment Agreement provides the Covered Individual with a greater payment.

(b)Death, Disability, or Retirement. Notwithstanding any provision in the Plan to the contrary, if a Covered Individual terminates employment with the Company before the payment date due to the Covered Individual’s death, Disability, or Retirement, the Covered Individual will be eligible for a prorated Annual Bonus Payment based on actual performance results, provided that the Covered Individual participated in the Plan for at least fifty percent (50%) of the performance period. Such prorated Annual Bonus Payment (if any) shall be payable following the end of the performance period at the same time Annual Performance Payments are otherwise  made  to active Covered Individuals.  In the event of a Covered Individual’s death, any amounts payable under this Plan, as determined by the Committee, shall be paid to the Covered Individual’s estate. For this purpose:

“Retirement” means a Covered Individual’s termination of employment with the Company on or after the date the Covered Individual has attained age 65 for any reason other than Cause.

“Disability” means (i) “Disability” as defined in the Covered Individual’s Employment Agreement, if any; or (ii) in the absence of an Employment Agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Covered Individual to receive benefits under a long-term disability plan of the Company in which such Covered Individual is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Covered Individual by reason of illness or accident to perform the duties of the position at which the Covered Individual was employed or served when such disability commenced. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Committee (or its designee) in its sole and absolute discretion.

“Cause” means (i) “Cause” as defined in the Covered Individual’s Employment Agreement, if any; or (ii) in the absence of an Employment Agreement (or the absence of any definition of “Cause” contained therein),    the Covered Individual’s (A) willful neglect in the performance of the Covered Individual’s duties for the Company or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Covered Individual’s employment or service with the Company, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any of its subsidiaries; (C) conviction of, or plea of guilty or no contest to, (I) any felony; or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any of its subsidiaries; (D) material violation of the written policies of the Company, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company; (E) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any its subsidiaries; or (F) act of personal dishonesty that involves personal profit in connection with the Covered Individual’s employment or service to the Company.

7.	AMENDMENT, SUSPENSION AND TERMINATION

The Board of Directors or the Committee may, at any time, amend, suspend, or terminate the Plan in whole or in part.

8.	TAX WITHHOLDING

The Company shall collect all federal, state and local income, employment and other payroll taxes (including FICA taxes) required to be withheld from a Covered Individual’s Annual Bonus Payment, as and when those taxes become due under applicable law. The Company shall collect such taxes through tax withholdings from the Annual Bonus Payment or other wages and earnings payable to the Covered Individual or by any other means acceptable   to the Company.

9.	SEVERABILITY

If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force   and effect. If the making of any payment or the provision of any other benefit provided for under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity, or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit provided for under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity, or unenforceability shall not prevent such payment or benefit from being  made or provided in part, to the extent that  it would not be unlawful, invalid, or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid, or unenforceable shall be made or provided under the Plan.

10.	NON-ASSIGNABILITY

Unless the Committee expressly provides otherwise in writing, no Covered Individual nor any other person may sell, assign, convey, gift, pledge, or otherwise hypothecate or alienate any Annual Bonus Payment, other than by will or the laws of descent and distribution.

11.	NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the Board of Directors does not create any limitation on the power of the Committee or the Board of Directors to adopt other cash or equity-based compensation programs. The adoption of the Plan by the Board of Directors shall not be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

12.	EMPLOYMENT AT WILL

Neither the Plan, the selection of a person as a Covered Individual, the payment of any Annual Bonus Payment to any Covered Individual, nor any action by the Company or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Company. The Company expressly reserves the right to terminate the employment of any Covered Individual at any time, subject to the terms of any applicable employment or similar agreement between the Covered Individual and the Company.

13.	NO VESTED INTEREST OR RIGHT

At no time before the actual payment of an Annual Bonus Payment to any Covered Individual or other person shall any Covered Individual or other person accrue any vested interest or right whatsoever under the Plan, and the Company has no obligation to treat Covered Individuals identically under the Plan.

14.	GOVERNING LAW

The Plan shall be construed, administered and governed under the laws of the Commonwealth of Pennsylvania, without regard to its conflict of law rules. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.

15.	SECTION 409A

The Plan is intended to comply with the short-term deferral exception under Section 409A of the Internal Revenue Code of 1986, as amended (including and any related regulations or other guidance, the “Code”), in order to avoid application of Code Section 409A to the Annual Bonus Payments. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of the Plan would otherwise contravene the requirements or limitations of Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of Code Section 409A, this Plan shall be administered so that such payments are made in accordance with the requirements of Code Section 409A. To the extent a provision of the Plan is contrary to or fails to address the minimum requirements of Code Section 409A, the Company may, in its sole discretion, take such steps as it deems reasonable so as to comply with Section 409A of the Code; provided, that any and all tax liability and penalties resulting from noncompliance with Code Section 409A shall remain the Covered Individual’s sole responsibility.

16.	UNFUNDED PLAN

The Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Covered Individual or any other person. To the extent that any person acquires a  right to receive payments from the Company pursuant to the Plan, such right shall be no greater than the right of any general unsecured creditor of the Company.

17.	EFFECTIVE DATE

The Plan is effective October 1, 2019.

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